Exhibit 99.1

Press Release

For Immediate Release

Contact: Christopher D. Myers

President and CEO

(909) 980-4030

CVB Financial Corp. Reports Earnings for the Second Quarter 2017

●	Net earnings were $28.4 million for the second quarter of 2017, or $0.26 per share.
●	Record earnings for the first six months of $56.9 million, or $0.52 per share.
●	Total loans and leases grew by $72.2 million, or 1.56%, for the second quarter.
●	Year-to-date return on average assets of 1.39%.

Ontario, CA, July 19, 2017-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended June 30, 2017.

CVB Financial Corp. reported net income of $28.4 million for the quarter ended June 30, 2017, compared with $28.5 million for the first quarter of 2017 and $25.5 million for the second quarter of 2016. This represents a decrease of $131,000 over the prior quarter and an increase of $2.9 million from the second quarter of 2016. Diluted earnings per share were $0.26 for the second quarter, compared to $0.26 for the prior quarter and $0.23 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented, “I am very pleased with our financial results for the first six months of 2017. Despite substantial expenses related to our acquisition and integration of Valley Business Bank and the relocation of our centralized operations and technology building, we still achieved record earnings compared to the first six months of any prior calendar year.”

Net income of $28.4 million for the second quarter of 2017 produced an annualized return on beginning equity of 10.88%, an annualized return on average equity of 10.73% and an annualized return on average assets of 1.35%. Net income for the second quarter of 2016 produced an annualized return on average equity of 10.39% and an annualized return on average assets of 1.28%. The efficiency ratio for the second quarter of 2017 was 45.38%, compared to 45.78% for the second quarter of 2016.

Net income totaled $56.9 million for the six months ended June 30, 2017. This represented an $8.0 million, or 16.30%, increase from the prior year. Earnings for the first six months of 2017 included $5.5 million in loan loss provision recapture, compared with no loan loss provision recapture for the first six months of 2016. Diluted earnings per share were $0.52 for the six months ended June 30, 2017, compared to $0.45 for the same period of 2016. Net income for the six months ended June 30, 2017 produced a return on beginning equity of 11.58%, a return on average equity of 11.05% and a return on average assets of 1.39%. The efficiency ratio for the six months ended June 30, 2017 was 45.68%, compared to 46.99% for the first six months of 2016.

Net interest income before recapture of loan loss provision was $70.5 million for the second quarter, which was a $5.1 million, or 7.72%, increase over the first quarter of 2017 and a $4.5 million, or 6.86%, increase over the second quarter of 2016. Total interest income and fees on loans for the second quarter of 2017 of $53.6 million increased $5.0 million, or 10.22%, from the first quarter of 2017 and $3.4 million, or 6.68%, from the second quarter of 2016. Total investment income increased $183,000, or 1.01%, from the first quarter of 2017 and $1.6 million, or 9.36%, from the second quarter of 2016. Interest expense grew by less than $100,000 in comparison with both the first quarter of 2017 and the second quarter of 2016.

During the second quarter of 2017, $1.0 million of loan loss provision was recaptured, compared to $4.5 million recaptured for the prior quarter and zero for the same period last year.

Noninterest income was $10.8 million for the second quarter of 2017, compared with $8.7 million for the first quarter of 2017 and $9.3 million for the second quarter of 2016. For the first six months of 2017, noninterest income was $19.5 million, compared to $18.0 million for the same period of 2016. The increase of $2.1 million over the first quarter was primarily due to $775,000 in tax free income on the death benefit of a former director included in our BOLI policies, $443,000 of recoveries on American Security Bank (“ASB”) loans that were charged off prior to the acquisition, a $402,000 gain on sale of an investment security, and a $317,000 increase in trust and investment management fees. The year-over-year increase of $1.5 million includes the impact of the death benefit, gain on sale of security, and recoveries from ASB, as well as offsetting declines due to a $256,000 decrease in swap fee income and a $272,000 net gain on the sale of our Porterville branch during the second quarter of 2016. The $1.5 million increase from the first six months of 2016 to 2017 was the result of a $913,000 increase in BOLI income, including the noted death benefit, a $300,000 increase in merchant and bankcard fees, and a $200,000 increase in trust and wealth management fees. The first six months of 2016 also included a $1.1 million net gain on the sale of loans during the first quarter of that year.

Noninterest expense for the second quarter of 2017 was $36.9 million, compared to $34.1 million for the first quarter of 2017 and $34.4 million for the second quarter of 2016. Both the $2.8 million quarter over quarter increase and the $2.4 million increase over the second quarter of 2016 were primarily the result of increases in occupancy and equipment costs, higher levels of professional service expense, and increased acquisition related expenses. The increase in occupancy and equipment expense was due to expenses associated with our new operations center and the four additional branches acquired from Valley Commerce Bancorp (“VCBP”). The increase in professional services included a $267,000 increase in legal expense compared to the prior quarter and a $609,000 increase over the prior year. The increase from the prior year was impacted by $375,000 in recoveries of legal expense on nonperforming loans during the second quarter of 2016. As a percentage of average assets, noninterest expense was 1.76% compared to 1.70% for the first quarter of 2017 and 1.73% for the second quarter of 2016.

Noninterest expense of $71.0 million for the first six months of 2017 was $2.2 million higher than the prior year period. The year-over-year increase was primarily due to expenses related to the acquisition of Valley Business Bank and the build-out and occupation of our new operations and technology building. Acquisition related expenses were $1.9 million, up $722,000 from the prior year. Occupancy expense increased $400,000 and will continue to be impacted over the next two quarters by the consolidation of three branches in the Central Valley resulting from the integration of Valley Business Bank. Increases in professional services included $515,000 in higher legal expenses. Offsetting these expense increases were lower regulatory assessment fees of $665,000 and $361,000 in reduced OREO expenses. As a percentage of average assets, noninterest expense was 1.73% for the six months ended June 30, 2017, compared to 1.76% for the six months ended June 30, 2016.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $70.5 million for the second quarter of 2017, compared to $65.4 million for the first quarter of 2017 and $66.0 million for the second quarter of 2016. Our net interest margin (tax equivalent) was 3.63% for the second quarter of 2017, compared to 3.51% for the first quarter of 2017 and 3.57% for the second quarter of 2016. Total average earning asset yields (tax equivalent) were 3.74% for the second quarter of 2017, compared to 3.62% for the first quarter of 2017 and 3.68% for the second quarter of 2016. Total cost of funds of 0.12% for the second quarter of 2017 remained unchanged from both the first quarter of 2017 and the second quarter of 2016. The increase in the net interest margin over the first quarter of 2017 was the result of an increase in earning asset yield that resulted from a combination of a 13 basis point increase in loan yields, a 2 basis point increase in tax equivalent yields on investments, and the change in mix of earning assets represented by an increase in loans as a percentage of earning assets growing from 57% in the first quarter to 59% in the latest quarter. Likewise, the increase in the net interest margin over the second quarter of 2016 included an increase in loans as a percentage of earning assets growing from 55% to 59%. The tax equivalent yield on investments grew by 4 basis points over the same period in 2016, while the yield on loans declined by 18 basis points. Loan yields in the second quarter of 2017 were elevated by 3 basis points as a result of recognizing interest on nonaccrual loans that paid in full. During the second quarter of 2016, there were three nonperforming TDR loans that were paid in full resulting in the recognition of $2.6 million of interest income, which positively impacted the tax-equivalent net interest margin by 12 basis points for the quarter. Quarter-over-quarter, average loans grew by $264.4 million and year-over-year they grew by $453.2 million. Total investment securities were lower on average by $4.1 million compared to the first quarter of 2017, but grew by $175.9 million on average over the prior year.

Income Taxes

Our effective tax rate for the three and six months ended June 30, 2017 was 37.49% and 36.75%, respectively, compared with 37.00% for the six months ended June 30, 2016. The effective tax rate for 2017 was impacted by the tax effects related to the adoption of Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which resulted in the recognition of excess tax benefits of approximately $1.3 million in our provision for income taxes, rather than as an adjustment of paid-in capital. Our estimated annual effective tax rate also varies depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $8.42 billion at June 30, 2017. This represented an increase of $344.5 million, or 4.27%, from total assets of $8.07 billion at December 31, 2016. Interest-earning assets of $7.92 billion at June 30, 2017 increased $274.8 million, or 3.60%, when compared with $7.64 billion at December 31, 2016. The increase in interest-earning assets was primarily due to a $292.6 million increase in total loans and a $47.9 million increase in interest-earning balances due from the Federal Reserve. This was partially offset by a $42.9 million decrease in investment securities and a $22.8 million decrease in interest-earning balances due from depository institutions.

Total assets of $8.42 billion at June 30, 2017 increased $105.9 million, or 1.27%, from total assets of $8.31 billion at June 30, 2016. Interest-earning assets totaled $7.92 billion at June 30, 2017, an increase of $9.1 million, or 0.11%, when compared with earning assets of $7.91 billion at June 30, 2016.

Investment Securities

Total investment securities were $3.14 billion at June 30, 2017, a decrease of $42.9 million, or 1.35%, from $3.18 billion at December 31, 2016 and an increase of $166.9 million, or 5.61%, from $2.97 billion at June 30, 2016.

At June 30, 2017, investment securities held-to-maturity (“HTM”) totaled $869.8 million, a $41.9 million, or 4.60%, decrease from December 31, 2016 and a $145.4 million, or 20.07% increase from June 30, 2016.

At June 30, 2017, investment securities available-for-sale (“AFS”) totaled $2.27 billion, inclusive of a pre-tax net unrealized gain of $18.2 million. AFS securities declined by $956,000, or 0.04%, from December 31, 2016, and grew by $21.5 million, or 0.96%, from June 30, 2016.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.62 billion at June 30, 2017, compared to $2.62 billion at December 31, 2016 and $2.33 billion at June 30, 2016. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $351.1 million as of June 30, 2017. These securities are located in 29 states. Our largest concentrations of holdings are located in Minnesota at 20.31%, Massachusetts at 9.47%, Texas at 8.80%, and New York at 5.62%.

In the second quarter of 2017, we purchased $119.0 million of MBS/CMO securities with an average yield of approximately 2.40%. We also purchased $18.5 million of municipal securities with an average tax-equivalent yield of approximately 3.87%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.69 billion at June 30, 2017 increased by $72.2 million, or 1.56%, from March 31, 2017. The increase in total loans was principally due to growth of $40.5 million in commercial real estate loans, $16.5 million in SBA loans, and $8.4 million in commercial and industrial loans.

Total loans and leases, net of deferred fees and discounts, of $4.69 billion at June 30, 2017 increased by $292.6 million, or 6.66%, from December 31, 2016. The increase in total loans included $309.7 million of loans acquired from VBB in the first quarter of 2017. Excluding the acquired VBB loans, dairy & livestock and agribusiness loans decreased by $108.3 million, primarily due to seasonal pay-downs. Excluding the acquired VBB loans and the decrease in dairy & livestock and agribusiness loans, loans increased by $90.9 million, or 2.24% overall, for the first half of 2017.

Total loans and leases, net of deferred fees and discounts, of $4.69 billion at June 30, 2017 increased by $449.8 million, or 10.61%, from June 30, 2016.

Deposits & Customer Repurchase Agreements

Deposits of $6.70 billion and customer repurchase agreements of $546.1 million totaled $7.24 billion at June 30, 2017. This represents a decrease of $163.9 million, or 2.21%, when compared with total deposits and customer repurchase agreements of $7.41 billion at March 31, 2017. Deposits and customer repurchase agreements increased by $330.6 million, or 4.78%, when compared with total deposits and customer repurchase agreements of $6.91 billion at December 31, 2016 and increased by $66.8 million, or 0.93%, when compared with $7.18 billion in total deposits and customer repurchase agreements at June 30, 2016. Time deposits declined by $284.2 million year-over-year, as the Bank elected to not renew certain non-core time deposits.

Noninterest-bearing deposits were $3.93 billion at June 30, 2017, an increase of $255.9 million, or 6.96%, when compared to December 31, 2016 and an increase of $263.2 million, or 7.18%, compared to $3.67 billion at June 30, 2016. At June 30, 2017, noninterest-bearing deposits were 58.67% of total deposits, compared to 58.22% at December 31, 2016 and 55.67% at June 30, 2016.

The increase in total deposits from the end of 2016 included $172.5 million of noninterest-bearing deposits and $361.8 million of total deposits acquired from VBB during the first quarter of 2017.

Our average cost of total deposits was 0.09% for the quarter ended June 30, 2017, compared to 0.09% for the prior quarter and 0.10% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarters ending June 30, 2017 and 2016.

FHLB Advance, Other Borrowings and Debentures

At June 30, 2017, we had no short-term borrowings, compared to $53.0 million at December 31, 2016 and zero at June 30, 2016.

At June 30, 2017, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2016 and June 30, 2016. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $60.2 million at June 30, 2017, compared to $59.2 million at March 31, 2017, $61.5 million at December 31, 2016 and $60.9 million at June 30, 2016. The allowance for loan losses was increased by net recoveries on loans of $2.0 million for the second quarter of 2017 and was reduced by a $1.0 million loan loss provision recapture for the second quarter of 2017. The allowance for loan losses was 1.28%, 1.28%, 1.40%, 1.42%, and 1.44% of total loans and leases outstanding, at June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016, respectively. The ratio as of the most recent two quarters was impacted by the $309.7 million loans acquired from Valley Business Bank that are recorded at fair market value, without a corresponding loan loss allowance.

Nonperforming loans, defined as nonaccrual loans plus nonperforming TDR loans, were $12.2 million at June 30, 2017, or 0.26% of total loans, and included $4.6 million of loans acquired from VBB in the first quarter of 2017. This compares to nonperforming loans of $10.3 million, or 0.22% of total loans, at March 31, 2017, $7.2 million, or 0.16% of total loans, at December 31, 2016, and $17.5 million, or 0.41% of total loans, at June 30, 2016. The $12.2 million in nonperforming loans at June 30, 2017 are summarized as follows: $7.0 million in commercial real estate loans, $1.7 million in SBA loans, $1.1 million in commercial and industrial loans, $963,000 in SFR mortgage loans, $829,000 in dairy & livestock and agribusiness loans, and $771,000 in consumer and other loans. The $1.9 million increase in nonperforming loans quarter-over-quarter was primarily due to a $1.3 million increase in nonperforming commercial real estate loans, a $562,000 increase in SBA loans and a $552,000 increase in commercial and industrial loans. This was partially offset by a $495,000 decrease in nonperforming dairy & livestock and agribusiness loans.

We had $4.5 million in Other Real Estate Owned (“OREO”) at both June 30, 2017 and December 31, 2016, compared to $6.0 million at June 30, 2016. As of June 30, 2017, we had one OREO property, compared with three OREO properties at June 30, 2016. There were no additions or sales of OREO for the six months ended June 30, 2017.

At June 30, 2017, we had loans delinquent 30 to 89 days of $619,000. This compares to $1.4 million at March 31, 2017, $436,000 at December 31, 2016, and $478,000 at June 30, 2016. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at June 30, 2017, 0.03% at March 31, 2017, 0.01% at December 31, 2016, and 0.01% at June 30, 2016.

At June 30, 2017, we had $16.6 million in performing TDR loans, compared to $19.7 million in performing TDR loans at March 31, 2017, $19.2 million in performing TDR loans at December 31, 2016, and $20.3 million in performing TDR loans at June 30, 2016. In terms of the number of loans, we had 24 performing TDR loans at June 30, 2017, compared to 25 performing TDR loans at March 31, 2017, 26 performing TDR loans at December 31, 2016, and 31 performing TDR loans at June 30, 2016.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $16.7 million at June 30, 2017, $14.9 million at March 31, 2017, $11.7 million at December 31, 2016, and $23.5 million at June 30, 2016. As a percentage of total assets, nonperforming assets were 0.20% at June 30, 2017, 0.17% at March 31, 2017, 0.14% at December 31, 2016, and 0.28% at June 30, 2016.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2017, classified loans totaled $93.4 million, compared to $104.2 million at March 31, 2017, $108.3 million at December 31, 2016, and $96.8 million at June 30, 2016. Total classified loans at June 30, 2017 included $7.3 million of classified loans acquired from VBB in the first quarter of 2017. The quarter-over-quarter decrease was primarily due to a $12.3 million decrease in classified dairy & livestock and agribusiness loans and a $4.5 million decrease in classified commercial real estate loans, partially offset by a $2.7 million increase in classified SFR mortgage loans, a $2.7 million increase in classified commercial and industrial loans, and a $1.5 million increase in classified SBA loans.

CitizensTrust

As of June 30, 2017, CitizensTrust had approximately $2.81 billion in assets under management and administration, including $2.12 billion in assets under management. Revenues were $2.6 million for the second quarter of 2017 and $4.9 million for the first six months of 2017, compared to $2.5 million and $4.7 million, respectively, for the same period of 2016. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.4 billion. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 54 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 20, 2017 to discuss the Company’s second quarter 2017 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 3, 2017 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10109508.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and political events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; our ability to realize cost savings and business synergies in connection with our recent acquisition of Valley Commerce Bancorp within expected time frames or at all; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, employment, executive compensation, insurance, cybersecurity, vendor management and information technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us, including additional legal and regulatory requirements to which we may become subject in the event our total assets exceed $10 billion; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates or monetary policies; changes in the amount and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to physical site access; cyber incidents; or theft or loss of Company or customer data or money; political uncertainty or instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); our ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive environment among financial and bank holding companies, banks and other financial service providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies, volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s customers; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including securities, bank operations, consumer or employee class action litigation), the possibility that any settlement of any putative class action lawsuits may not be approved by the relevant court or that significant numbers of putative class members may opt out of any settlement;

regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2017	December 31, 2016	June 30, 2016
Assets
Cash and due from banks	$134,686	$119,445	$107,779
Interest-earning balances due from Federal Reserve	50,061	2,188	591,403

Total cash and cash equivalents	184,747	121,633	699,182

Interest-earning balances due from depository institutions	25,050	47,848	91,272
Investment securities available-for-sale	2,269,510	2,270,466	2,248,032
Investment securities held-to-maturity	869,769	911,676	724,357

Total investment securities	3,139,279	3,182,142	2,972,389

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	4,687,698	4,395,064	4,237,928
Allowance for loan losses	(60,201)	(61,540)	(60,938)

Net loans and lease finance receivables	4,627,497	4,333,524	4,176,990

Premises and equipment, net	47,362	42,086	39,702
Bank owned life insurance	145,441	134,785	133,231
Intangibles	7,519	5,010	5,586
Goodwill	119,193	89,533	88,174
Other assets	104,427	99,458	88,093

Total assets	$8,418,203	$8,073,707	$8,312,307

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,929,394	$3,673,541	$3,666,206
Investment checking	415,768	407,058	408,105
Savings and money market	1,948,634	1,846,257	1,824,119
Time deposits	403,385	382,824	687,556

Total deposits	6,697,181	6,309,680	6,585,986
Customer repurchase agreements	546,085	603,028	590,465
Other borrowings	-	53,000	-
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	16,346	23,777	44,723
Other liabilities	72,048	67,586	73,896

Total liabilities	7,357,434	7,082,845	7,320,844

Stockholders’ Equity
Stockholders’ equity	1,049,633	980,691	950,391
Accumulated other comprehensive income, net of tax	11,136	10,171	41,072

Total stockholders’ equity	1,060,769	990,862	991,463

Total liabilities and stockholders’ equity	$8,418,203	$8,073,707	$8,312,307

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Assets
Cash and due from banks	$129,922	$118,582	$128,463	$119,612
Interest-earning balances due from Federal Reserve and federal funds sold	82,694	304,423	77,796	194,683

Total cash and cash equivalents	212,616	423,005	206,259	314,295

Interest-earning balances due from depository institutions	27,371	85,923	35,389	69,129
Investment securities available-for-sale	2,263,932	2,223,415	2,254,915	2,261,713
Investment securities held-to-maturity	870,840	735,469	881,910	781,659

Total investment securities	3,134,772	2,958,884	3,136,825	3,043,372

Investment in stock of FHLB	18,675	18,108	18,411	18,060
Loans and lease finance receivables	4,643,505	4,190,332	4,512,039	4,108,955
Allowance for loan losses	(59,476)	(59,874)	(60,581)	(59,586)

Net loans and lease finance receivables	4,584,029	4,130,458	4,451,458	4,049,369

Premises and equipment, net	47,810	40,125	45,625	36,800
Bank owned life insurance	145,383	132,478	141,359	131,813
Intangibles	7,725	5,684	6,680	4,565
Goodwill	119,193	88,174	107,886	83,582
Other assets	122,548	114,363	121,855	119,018

Total assets	$8,420,122	$7,997,202	$8,271,747	$7,870,003

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,890,656	$3,440,693	$3,796,139	$3,362,312
Interest-bearing	2,808,869	2,889,259	2,747,293	2,811,738

Total deposits	6,699,525	6,329,952	6,543,432	6,174,050
Customer repurchase agreements	554,016	577,026	578,465	631,443
FHLB advances	-	1,154	-	1,429
Other borrowings	7,781	102	13,655	3,820
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	9,695	11,827	11,758	6,544
Other liabilities	62,589	64,175	60,792	61,200

Total liabilities	7,359,380	7,010,010	7,233,876	6,904,260

Stockholders’ Equity
Stockholders’ equity	1,050,743	950,342	1,027,905	936,902
Accumulated other comprehensive income, net of tax	9,999	36,850	9,966	28,841

Total stockholders’ equity	1,060,742	987,192	1,037,871	965,743

Total liabilities and stockholders’ equity	$8,420,122	$7,997,202	$8,271,747	$7,870,003

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest income:
Loans and leases, including fees	$53,614	$50,257	$102,255	$96,027
Investment securities:
Investment securities available-for-sale	13,007	12,018	25,647	24,817
Investment securities held-to-maturity	5,323	4,743	10,830	10,091

Total investment income	18,330	16,761	36,477	34,908
Dividends from FHLB stock	359	439	752	807
Interest-earning deposits with other institutions and federal funds sold	286	558	553	773

Total interest income	72,589	68,015	140,037	132,515

Interest expense:
Deposits	1,559	1,582	2,992	3,019
Borrowings and junior subordinated debentures	547	477	1,129	1,024

Total interest expense	2,106	2,059	4,121	4,043

Net interest income before recapture of provision for loan losses	70,483	65,956	135,916	128,472
Recapture of provision for loan losses	(1,000)	-	(5,500)	-

Net interest income after recapture of provision for loan losses	71,483	65,956	141,416	128,472

Noninterest income:
Service charges on deposit accounts	3,982	3,822	7,709	7,569
Trust and investment services	2,613	2,508	4,909	4,711
Gain on sale of loans	-	-	-	1,101
Other	4,181	2,944	6,880	4,576

Total noninterest income	10,776	9,274	19,498	17,957

Noninterest expense:
Salaries and employee benefits	21,706	21,403	43,281	42,601
Occupancy and equipment	4,554	4,125	8,238	7,838
Professional services	1,843	1,075	3,100	2,323
Software licenses and maintenance	1,627	1,445	3,188	2,719
Marketing and promotion	1,190	1,192	2,429	2,619
Acquisition related expenses	1,250	355	1,926	1,204
Other	4,703	4,843	8,828	9,498

Total noninterest expense	36,873	34,438	70,990	68,802

Earnings before income taxes	45,386	40,792	89,924	77,627
Income taxes	17,013	15,278	33,047	28,722

Net earnings	$28,373	$25,514	$56,877	$48,905

Basic earnings per common share	$0.26	$0.23	$0.52	$0.46

Diluted earnings per common share	$0.26	$0.23	$0.52	$0.45

Cash dividends declared per common share	$0.14	$0.12	$0.26	$0.24

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest income - tax-equivalent (TE)	$73,615	$69,393	$142,137	$135,429
Interest expense	2,106	2,059	4,121	4,043

Net interest income - (TE)	$71,509	$67,334	$138,016	$131,386

Return on average assets, annualized	1.35%	1.28%	1.39%	1.25%
Return on average equity, annualized	10.73%	10.39%	11.05%	10.18%
Efficiency ratio [1]	45.38%	45.78%	45.68%	46.99%
Noninterest expense to average assets, annualized	1.76%	1.73%	1.73%	1.76%
Yield on average earning assets (TE)	3.74%	3.68%	3.68%	3.66%
Cost of deposits	0.09%	0.10%	0.09%	0.10%
Cost of deposits and customer repurchase agreements	0.11%	0.11%	0.11%	0.11%
Cost of funds	0.12%	0.12%	0.12%	0.12%
Net interest margin (TE)	3.63%	3.57%	3.57%	3.55%
[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

Weighted average shares outstanding
Basic	109,730,278	108,834,268	109,038,546	106,917,080
Diluted	110,078,433	109,244,093	109,445,295	107,323,107
Dividends declared	$15,617	$12,951	$28,635	$25,885
Dividend payout ratio [2]	55.04%	50.76%	50.35%	52.93%
[2] Dividends declared on common stock divided by net earnings.
Number of shares outstanding - (end of period)	110,149,314	107,946,952
Book value per share	$9.63	$9.18
Tangible book value per share	$8.48	$8.32

	June 30,
	2017	2016
Nonperforming assets:
Nonaccrual loans	$7,831	$5,443
Loans past due 90 days or more and still accruing interest	-	-
Troubled debt restructured loans (nonperforming)	4,391	12,029
Other real estate owned (OREO), net	4,527	6,049

Total nonperforming assets	$16,749	$23,521

Troubled debt restructured performing loans	$16,574	$20,292

Percentage of nonperforming assets to total loans outstanding and OREO	0.36%	0.55%

Percentage of nonperforming assets to total assets	0.20%	0.28%

Allowance for loan losses to nonperforming assets	359.43%	259.08%

	Six Months Ended June 30,
	2017	2016
Allowance for loan losses:
Beginning balance	$61,540	$59,156
Total charge-offs	(2)	(188)
Total recoveries on loans previously charged-off	4,163	1,970

Net recoveries	4,161	1,782
Recapture of provision for loan losses	(5,500)	-

Allowance for loan losses at end of period	$60,201	$60,938

Net recoveries to average loans	0.092%	0.043%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2017		2016		2015
Quarter End	High	Low	High	Low	High	Low
March 31,	$24.63	$20.58	$17.70	$14.02	$16.21	$14.53
June 30,	$22.85	$19.90	$17.92	$15.25	$18.11	$15.45
September 30,	-	-	$17.88	$15.39	$18.37	$15.30
December 31,	-	-	$23.23	$16.32	$18.77	$15.82

Quarterly Consolidated Statements of Earnings

	Q2 2017	Q1 2017	Q4 2016	Q3 2016	Q2 2016
Interest income
Loans, including fees	$53,614	$48,641	$49,211	$47,754	$50,257
Investment securities and other	18,975	18,807	18,153	17,417	17,758

Total interest income	72,589	67,448	67,364	65,171	68,015

Interest expense
Deposits	1,559	1,433	1,413	1,525	1,582
Other borrowings	547	582	510	485	477

Total interest expense	2,106	2,015	1,923	2,010	2,059

Net interest income before recapture of provision for loan losses	70,483	65,433	65,441	63,161	65,956
Recapture of provision for loan losses	(1,000)	(4,500)	(4,400)	(2,000)	-

Net interest income after recapture of provision for loan losses	71,483	69,933	69,841	65,161	65,956

Noninterest income	10,776	8,722	8,412	9,183	9,274
Noninterest expense	36,873	34,117	34,932	33,006	34,438

Earnings before income taxes	45,386	44,538	43,321	41,338	40,792
Income taxes	17,013	16,034	16,245	15,890	15,278

Net earnings	$28,373	$28,504	$27,076	$25,448	$25,514

Effective tax rate	37.49%	36.00%	37.50%	38.44%	37.45%

Basic earnings per common share	$0.26	$0.26	$0.25	$0.23	$0.23
Diluted earnings per common share	$0.26	$0.26	$0.25	$0.23	$0.23

Cash dividends declared per common share	$0.14	$0.12	$0.12	$0.12	$0.12

Cash dividends declared	$15,617	$13,018	$12,996	$12,968	$12,951

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Commercial and industrial	$539,260	$530,856	$487,387	$496,814	$481,713
SBA	130,716	114,265	97,511	104,379	112,110
Real estate:
Commercial real estate	3,312,068	3,271,592	2,997,735	2,981,859	2,954,921
Construction	77,294	72,782	85,879	90,710	94,009
SFR mortgage	250,104	245,537	250,783	241,672	237,674
Dairy & livestock and agribusiness	245,600	244,724	339,847	239,749	214,333
Municipal lease finance receivables	66,048	62,416	64,639	68,309	71,929
Consumer and other loans	74,714	81,534	79,743	81,143	81,541

Gross loans	4,695,804	4,623,706	4,403,524	4,304,635	4,248,230
Less:
Purchase accounting discount on PCI loans	(1,008)	(1,258)	(1,508)	(1,894)	(2,430)
Deferred loan fees, net	(7,098)	(6,951)	(6,952)	(7,574)	(7,872)

Gross loans, net of deferred loan fees and discounts	4,687,698	4,615,497	4,395,064	4,295,167	4,237,928
Allowance for loan losses	(60,201)	(59,212)	(61,540)	(61,001)	(60,938)

Net loans	$4,627,497	$4,556,285	$4,333,524	$4,234,166	$4,176,990

Deposit Composition by Type and Customer Repurchase Agreements
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Noninterest-bearing	$3,929,394	$3,999,107	$3,673,541	$3,657,610	$3,666,206
Investment checking	415,768	424,077	407,058	413,789	408,105
Savings and money market	1,948,634	1,993,196	1,846,257	1,823,163	1,824,119
Time deposits	403,385	426,433	382,824	426,433	687,556

Total deposits	6,697,181	6,842,813	6,309,680	6,320,995	6,585,986
Customer repurchase agreements	546,085	564,387	603,028	577,990	590,465

Total deposits and customer repurchase agreements	$7,243,266	$7,407,200	$6,912,708	$6,898,985	$7,176,451

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Nonperforming loans:
Commercial and industrial	$1,058	$506	$156	$543	$568
SBA	1,651	1,089	2,737	3,013	2,637
Real estate:
Commercial real estate	6,950	5,623	1,683	2,396	11,396
Construction	-	384	-	-	-
SFR mortgage	963	983	2,207	2,244	2,443
Dairy & livestock and agribusiness	829	1,324	-	-	-
Consumer and other loans	771	438	369	470	428

Total	$12,222	$10,347	$7,152	$8,666	$17,472

% of Total gross loans	0.26%	0.22%	0.16%	0.20%	0.41%
Past due 30-89 days:
Commercial and industrial	$-	$219	$-	$-	$61
SBA	-	329	352	-	-
Real estate:
Commercial real estate	218	-	-	228	320
Construction	-	-	-	-	-
SFR mortgage	400	403	-	-	-
Dairy & livestock and agribusiness	-	-	-	-	-
Consumer and other loans	1	429	84	294	97

Total	$619	$1,380	$436	$522	$478

% of Total gross loans	0.01%	0.03%	0.01%	0.01%	0.01%
OREO:
Commercial and industrial	$-	$-	$-	$-	$-
Real estate:
Commercial real estate	-	-	-	-	1,209
Construction	4,527	4,527	4,527	4,840	4,840

Total	$4,527	$4,527	$4,527	$4,840	$6,049

Total nonperforming, past due, and OREO	$17,368	$16,254	$12,115	$14,028	$23,999

% of Total gross loans	0.37%	0.35%	0.28%	0.33%	0.57%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2017 and 2016.

	June 30,
	2017	2016
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$1,060,769	$991,463
Less: Goodwill	(119,193)	(88,174)
Less: Intangible assets	(7,519)	(5,586)

Tangible book value	$934,057	$897,703
Common shares issued and outstanding	110,149,314	107,946,952

Tangible book value per share	$8.48	$8.32